PROSPECTUS SUPPLEMENT
(To Prospectus Dated March 11, 1997)

                               OMNICOM GROUP INC.
                        $218,500,000 Principal Amount of
               4 1/4% Convertible Subordinated Debentures due 2007
                     (Interest Payable January 3 and July 3)

                        6,936,508 Shares of Common Stock

                              ---------------------

      This document  supplements the Prospectus dated March 11, 1997 relating to
(i) $218,500,000 aggregate principal amount of 4 1/4% Convertible Subordinated Debentures due 2007 (the "Debentures") of Omnicom Group Inc., a New York corporation ("Omnicom" or the "Company"), and (ii) 6,936,508 shares of Common Stock, par value $0.50 per share (the "Common Stock") of the Company which are initially issuable upon conversion of the Debentures plus additional indeterminate number of shares of Common Stock as may become issuable upon conversion of the Debentures as a result of adjustments to the conversion price (the "Shares"). The Debentures were initially acquired from the Company by Morgan Stanley & Co. Incorporated in January 1997 in connection with a private offering. This Prospectus Supplement is incorporated by reference into the Prospectus, and all terms used herein shall have the meaning assigned to them in the Prospectus. On January 4, 1999 the closing price of the Common Stock as reported on the New York Stock Exchange was $57.8125 per share. The Common Stock is traded under the symbol "OMC".

      In accordance with the Section of the Prospectus entitled "Selling Securityholders" (which appears on pages 19 and 20 of the Prospectus), the following information is provided with respect to the beneficial owners of the
Debentures:

                                                                       Principal Amount of            Principal Amount of
                                                                    Debentures Beneficially            Debentures to be
                Name of Selling Securityholder(s)                             Owned                    Offered for Sale
                --------------------------------                     ----------------------            ----------------
   Key Asset Management, Inc. as Investment Manager
      for the Potlatch-First Trust Co. of St. Paul                           $410,000                       $410,000
   Key Asset Management, Inc. as Investment Manager
      for the University of So. Florida Fdn.                                  125,000                        125,000
   Key Asset Management, Inc. as Agent for the Key Tr.
      Convertible Sec. Fd.                                                    182,000                        182,000
   Key Asset Management, Inc. as Agent for the EB
      Convertible Sec. Fd.                                                    900,000                        900,000
   Key Asset Management, Inc. as Agent for the Field
      Fdn. of Illinois.                                                        70,000                         70,000
   Key Asset Management, Inc. as Agent for the
      GenCorp. Fdn.                                                           110,000                        110,000
   Key Asset Management, Inc. as Agent for the Charitable
     Sec. Fd.                                                                 618,000                        618,000
   McMahan Securities Company, L.P.                                            57,000                         57,000
   Salomon Smith Barney Inc.                                                   60,000                         60,000

      The Debentures being offered by the Selling Securityholders hereby represent all of the Debentures beneficially owned by the Selling
Securityholders as of January 4, 1999. Except for the purchase of the Debentures, none of the Selling Securityholders has had a material relationship with the Company or any of its affiliates within the past three years.

                             -----------------------

      THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITY COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             -----------------------

           The date of this Prospectus Supplement is January 6, 1999.